Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LHC Group, Inc.:

We consent to the use of our reports dated March 1, 2018, with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference in the prospectus.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of and for the year ended December 31, 2017, joint ventures formed during 2017 with LifePoint Health, Inc., Baptist Memorial Health Care and Christus Continuing Care. Our audit of internal control over financial reporting as of December 31, 2017 also excluded an evaluation of the internal control over financial reporting of LifePoint Health, Inc., Baptist Memorial Health Care and Christus Continuing Care.

Baton Rouge, Louisiana

June 19, 2018